Exhibit 99.1

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES CLOSING OF

OFFERING OF 11.25% PRIORITY GUARANTEE NOTES DUE 2021

San Antonio, Texas, February 28, 2013. Clear Channel Communications, Inc. (the “Company”) announced today the closing of its previously announced offering of $575,000,000 aggregate principal amount of its 11.25% Priority Guarantee Notes due 2021 (the “Notes”). The Notes were issued under a new indenture and are not be part of the same class as the Company’s existing priority guarantee notes due 2021.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the Company’s parent, Clear Channel Capital I, LLC, and all of the Company’s existing and future domestic wholly-owned restricted subsidiaries. The Notes and the related guarantees are secured by (1) a lien on (a) the capital stock of the Company and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the Company’s legacy notes), in each case equal in priority to the liens securing the obligations under the Company’s senior secured credit facilities, priority guarantee notes due 2019 and existing priority guarantee notes due 2021, and (2) a lien on the accounts receivable and related assets securing the Company’s receivables based credit facility junior in priority to the lien securing the Company’s obligations thereunder.

The Company used the net proceeds from the offering, together with the proceeds of borrowings under the Company’s receivables based credit facility and cash on hand, to prepay all $847 million of loans outstanding under its term loan A facility and to pay fees and expenses in connection with the offering.

The Notes and related guarantees were only offered to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees were not registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Clear Channel Communications

Clear Channel Communications, Inc. is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

Contact

For further information, please contact:

Media

Wendy Goldberg

Senior Vice President – Communications

(212) 549-0965

Investors

Gregory Lundberg

Senior Vice President – Investor Relations

(212) 549-1717

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